Exhibit 99.1

IMMERSION CORPORATION

August 21, 2018

Tom Lacey

Dear Tom:

On behalf of Immersion Corporation (the “Company”), it is a pleasure to extend you this offer to join the Company’s Board of Directors (the “Board”) as of August 22, 2018 (the “Effective Date”). In addition, we are pleased to extend an offer of employment for a temporary role as interim chief executive officer of the Company (the “Interim CEO”), commencing on the Effective Date. In consideration of the services to be rendered by you to the Company, including as the Interim CEO, you will be eligible to receive the Special New Director Award (as described below).

Your employment as Interim CEO will be for an interim period until the Company hires a permanent chief executive officer (the “Permanent CEO”) (such period of time, the “Service Period”). You will remain on the Board as a non-employee director following the end of the Service Period and become entitled to receive cash compensation in the form of retainer and committee fees customarily payable to the Company non-employee directors in accordance with Company policies.

In connection herewith, we are pleased to offer you the following:

Interim CEO Position & Transition Services Scope

In the role of the Interim CEO, you will have all of the powers and responsibilities commensurate with the position of the chief executive officer and will report solely to the Board. The Interim CEO position is a full-time position. While you render services to the Company as Interim CEO, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. Notwithstanding the foregoing, you will be entitled to remain on the boards of directors of companies on which you already serve as a director.

In the event that the Company hires a Permanent CEO, you agree to assist in the orderly transition of the duties and responsibilities of the chief executive officer and shall provide transition and mentoring services as reasonably requested by the chief executive officer or the Board.

Special New Director Award	For all services to be rendered by you to the Company, the Company will grant you 31,000 restricted stock awards (the “Special New Director Award”) pursuant to the Company’s 2011 Equity Incentive Plan (the “Plan”), which will be comprised of (1) 11,478 restricted stock awards granted to you in respect of your services as a member of the Board and (2) 19,522 restricted stock awards granted to you in respect of your services as Interim CEO and any related transition services. The Special New Director Award will vest as to 100% of the total shares on the day that immediately precedes the date of the 2019 annual meeting, subject to your continued service as a member of the Board, and is subject to full acceleration upon a Corporate Transaction (as defined in the Plan).

IMMERSION CORPORATION

Employee Benefits	Subject to each plan’s applicable terms and conditions, you will be eligible to participate in employee benefit plans and programs the Company makes available to its senior executives for so long as you remain employed as Interim CEO.

Severance	Because your employment is being established as a temporary employment engagement, the end of this employment is not considered to be an involuntary termination under any plan or program of the Company, which means that you will not be eligible to receive severance benefits under any plan or other arrangement in connection with your employment, or termination thereof, as Interim CEO.

Indemnification	The Company shall indemnify you with respect to activities in connection with your director service and employment hereunder to the fullest extent provided by applicable law and to the same extent as the Company indemnifies other Company officers or directors. You will also be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time.

You are serving as Interim CEO at the pleasure of the Board and nothing in this letter shall restrict in any way your rights or the Company’s rights, which rights are hereby expressly reserved by each, to terminate employment at any time for any reason, with or without cause, subject to applicable law.

This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding your position as Interim CEO. This Agreement may not be amended or modified, except by an express written agreement signed by you and approved by the Board.

Speaking on behalf of the Company’s Board of Directors and myself, I thank you for your willingness to serve and we look forward to working with you over the coming months.

[Signature Page to Follow]

IMMERSION CORPORATION

Sincerely,

/s/ Sharon Holt
Sharon Holt
Chairman of the Board of Directors

I accept this offer as presented.

/s/ Tom Lacey
Tom Lacey

Date: August 22, 2018